Exhibit 4.7


                   Common Trust Securities Guarantee Agreement




                                        By




                            AmerUs Life Holdings, Inc.
                                  (as Guarantor)




                                   In Favor of




         The Holders of the Common Trust Securities of AmerUs Capital II





                                   dated as of





                                  July 27, 1998

                                TABLE OF CONTENTS

                                                                      Page
                                                                      ----

                                    ARTICLE I
DEFINITIONS . . . . . . . . . . . .2

SECTION 1.01. Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . .2

                                    ARTICLE II
GUARANTEE. . . . . . . . . . . . .4

SECTION 2.01. Guarantee . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
SECTION 2.02. Waiver of Notice and Demand . . . . . . . . . . . . . . . . . . .4
SECTION 2.03. Obligations Not Affected. . . . . . . . . . . . . . . . . . . . .4
SECTION 2.04. Rights of Holders . . . . . . . . . . . . . . . . . . . . . . . .5
SECTION 2.05. Guarantee of Payment. . . . . . . . . . . . . . . . . . . . . . .5
SECTION 2.06. Subrogation . . . . . . . . . . . . . . . . . . . . . . . . . . .5
SECTION 2.07. Independent Obligations . . . . . . . . . . . . . . . . . . . . .5

                                   ARTICLE III
COVENANTS AND SUBORDINATION. . . .6

SECTION 3.01. Limitation of Transactions. . . . . . . . . . . . . . . . . . . .6
SECTION 3.02. Subordination . . . . . . . . . . . . . . . . . . . . . . . . . .6

                                    ARTICLE IV
   TERMINATION . . . . . . . . . . . . . . . . .7
SECTION 4.01. Termination . . . . . . . . . . . . . . . . . . . . . . . . . . .7

                                    ARTICLE V
MISCELLANEOUS . . . . . . . . . . .7

SECTION 5.01. Successors and Assigns. . . . . . . . . . . . . . . . . . . . . .7
SECTION 5.02. Amendments. . . . . . . . . . . . . . . . . . . . . . . . . . . .7
SECTION 5.03. Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
SECTION 5.04. Benefit . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
SECTION 5.05. Interpretation. . . . . . . . . . . . . . . . . . . . . . . . . .8
SECTION 5.06. Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . .9
SECTION 5.07. Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . .9

                   Common Trust Securities Guarantee Agreement


          This Common Trust Securities Guarantee Agreement, dated as of
July 27, 1998, is executed and delivered by AmerUs Life Holdings, Inc., an Iowa corporation (the "Guarantor") for the benefit of the Holders (as defined herein) from time to time of the Common Trust Securities (as defined herein) of AmerUs Capital II, a Delaware statutory business trust (the "Issuer").

          WHEREAS, pursuant to an Amended and Restated Declaration of Trust (the "Declaration"), dated as of the date hereof, 1998, among the trustees of the Issuer named therein, the Guarantor, as sponsor, and the holders, from time to time, of undivided beneficial interests in the assets of the Issuer, the Issuer is issuing up to $4,622,486 aggregate liquidation amount of its 6.86% Common Trust Securities (the "Common Trust Securities") and up to $149,946,163 aggregate liquidation amount of its 6.86% Capital Securities, (liquidation amount $31.5625 per Capital Security) (the "Capital Securities" and together with the Common Trust Securities, the "Trust Securities"), each representing ownership interests in the assets of the Issuer and having the terms set forth in the Declaration;

          WHEREAS, the Trust Securities will be issued by the Issuer and the proceeds thereof will be used to purchase the Debentures (as defined herein) of the Guarantor which will be deposited with First Union National Bank, as Property Trustee under the Declaration, as trust assets;

          WHEREAS, as an incentive for the Holders to purchase Common Trust Securities the Guarantor desires irrevocably and unconditionally to agree, to the extent set forth herein, to pay to the Holders the Guarantee Payments (as defined herein) and to make certain other payments on the terms and conditions set forth herein; and

          WHEREAS, the Guarantor is executing and delivering a Guarantee Agreement (the "QUIPS Guarantee Agreement") with substantially identical terms to this Common Trust Securities Guarantee, for the benefit of the holders of the Capital Securities, except that if a Guarantee Event of Default (as defined in the QUIPS Guarantee Agreement) has occurred and is continuing, the rights of the holders of the Common Trust Securities to receive the Guarantee Payments under this Common Trust Securities Guarantee are subordinated, to the extent and in the manner set forth in this Common Trust Securities Guarantee, to the rights of Holders to receive Guarantee Payments under the QUIPS Guarantee.

          NOW, THEREFORE, in consideration of the purchase by each Holder of Common Trust Securities, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Common Trust Securities Guarantee Agreement for the benefit of the Holders from time to time of the Common Trust Securities.


                                    ARTICLE I

                                   DEFINITIONS

          SECTION 1.01. Definitions. As used in this Common Trust Securities Guarantee Agreement, the terms set forth below shall, unless the context otherwise requires, have the following meanings. Capitalized or otherwise defined terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Declaration as in effect on the date hereof unless otherwise indicated.

          "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, PROVIDED, HOWEVER that an Affiliate of the Guarantor shall not be deemed to include the Issuer. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "Capital Securities" has the meaning specified in the recitals to this Common Trust Securities Guarantee Agreement.

          "Common Trust Securities" has the meaning specified in the recitals to this Common Trust Securities Guarantee Agreement.

          "Common Trust Securities Guarantee Agreement" means this Common Trust Securities Guarantee Agreement, dated as of the date hereof by AmerUs Life Holdings, Inc. in favor of the Holders.

          "Debentures" means the series of subordinated debt securities of the Guarantor designated the 6.86% Junior Subordinated Deferrable Interest Debentures due July 27, 2003 held by the Property Trustee (as defined in the Declaration) of the Issuer.

          "Declaration" has the meaning specified in the recitals to this Common Trust Securities Guarantee Agreement.

          "Distributions" shall have the same meaning as indicated in the Declaration.

          "Final Redemption Price" means the final redemption price of the Common Trust Securities, including all accumulated and unpaid Distributions to the date of redemption.

          "Guarantee Payments" shall mean the following payments or distributions, without duplication, with respect to the Common Trust Securities, to the extent not paid or made by or on behalf of the Issuer: (i) any accumulated and unpaid Distributions (as defined in the Declaration) required to be paid on the Common Trust Securities, to the extent the Issuer shall have funds on hand legally available therefor at such time, and (ii) the Final Redemption Price with respect to the Common Trust Securities outstanding on the Maturity Date of the Debentures (as defined in the Indenture) to the extent the Issuer shall have funds on hand legally available therefor at such time. If a Guarantee Event of Default has occurred and is continuing, no Guarantee Payments under the Common Trust Securities Guarantee with respect to the Common Trust Securities or any guarantee payment under any Other Common Trust Securities Guarantees shall be made until the Holders shall be paid in full the Guarantee Payments to which they are entitled under the QUIPS Guarantee Agreement.

          "Guarantor" has the meaning specified in the recitals to this Common Trust Securities Guarantee Agreement.

          "Holder" shall mean any holder, as registered on the books and records of the Issuer, of any Common Trust Securities that is deemed to be a holder of any Common Trust Securities.

          "Indenture" means the Junior Subordinated Indenture dated as of the date hereof, among the Guarantor and First Union National Bank, as trustee, as the same may be amended or supplemented from time to time in accordance with the terms hereof, pursuant to which the Debentures are to be issued to the Property Trustee.

          "Majority in liquidation amount of the Common Securities" means Common Trust Securities representing more than 50% of the liquidation amount of all then outstanding Common Trust Securities.

          "Other Debentures" means all junior subordinated debentures issued by the Guarantor from time to time and sold to trusts established or to be established by the Guarantor, in each case similar to the issuer.

          "Other Guarantees" means all guarantees issued by the Guarantor with respect to Common Trust Securities similar to the Common Trust Securities issued by other trusts to be established by the Guarantor, in each case similar to the Issuer.

          "Person" means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

          "QUIPS Guarantee Agreement" has the meaning specified in the recitals to this Common Trust Securities Guarantee Agreement.

          "Trust" or "Issuer" means AmerUs Capital II, a Delaware statutory business trust.

          "Trust Securities" has the meaning specified in the recitals to this Common Trust Securities Guarantee Agreement.


                                    ARTICLE II

                                    GUARANTEE

          SECTION 2.01. Guarantee. The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments (without duplication of amounts theretofore paid by or on behalf of the Issuer), as and when due, regardless of any defense (other than the defense of payment), right of set-off or counterclaim which the Issuer may have or assert. The Guarantor's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Issuer to pay such amounts to the Holders.

          SECTION 2.02. Waiver of Notice and Demand. The Guarantor hereby waives notice of acceptance of the Common Trust Securities Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Issuer or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

          SECTION 2.03. Obligations Not Affected. The obligations, covenants, agreements and duties of the Guarantor under this Common Trust Securities Guarantee Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

          (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the Common Trust Securities to be performed or observed by the Issuer;

          (b) the extension of time for the payment by the Issuer of all or any portion of the Distributions, Final Redemption Price or any other sums payable under the terms of the Common Trust Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Common Trust Securities (other than an extension of time for the payment of Distributions that results from the extension of any interest payment period on the Debentures permitted by the Indenture);

          (c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Common Trust Securities or any action on the part of the Issuer granting indulgence or extension of any kind;

          (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;

          (e) any invalidity of, or defect or deficiency in, the Common Trust Securities;

          (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

          (g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than payment of the underlying obligation) it being the intent of this Section
     2.03 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

There shall be no obligation of the Holders to give notice to, or obtain consent of, the Guarantor with respect to the happening of any of the foregoing.

          SECTION 2.04. Rights of Holders. The Guarantor expressly acknowl-edges that any Holder of Common Trust Securities may institute a legal proceeding directly against the Guarantor to enforce its rights under this Common Trust Securities Guarantee, without first instituting a legal proceeding against the Issuer or any other Person.

          SECTION 2.05. Guarantee of Payment. This Common Trust Securities Guarantee Agreement creates a guarantee of payment and not a guarantee of collection. This Common Trust Securities Guarantee Agreement will not be discharged except by payment of the Guarantee Payments in full (without duplication of amounts theretofore paid by the Issuer) or upon distribution of Debentures to holders thereof as provided in the Declaration.

          SECTION 2.06. Subrogation. The Guarantor shall be subrogated to all (if any) rights of the Holders against the Issuer in respect of any amounts paid to the Holders by the Guarantor under this Common Trust Securities Guarantee Agreement and shall have the right to waive payment by the Issuer pursuant to
Section 2.01; PROVIDED, HOWEVER, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Common Trust Securities Guarantee Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Common Trust Securities Guarantee Agreement. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.

          SECTION 2.07. Independent Obligations. The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer with respect to the Common Trust Securities and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Common Trust Securities Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 2.03 hereof.


                                   ARTICLE III

                           COVENANTS AND SUBORDINATION

          SECTION 3.01. Limitation of Transactions. So long as any Common Trust Securities remain outstanding, the Guarantor shall not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Guarantor's capital stock (which includes common and preferred stock), (ii) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities of the Guarantor (including any Other Debentures) that rank pari passu with or junior in right of payment to the Debentures or (iii) make any guarantee payments with respect to any guarantee by the Guarantor of any securities of any subsidiary of the Guarantor (including Other Guarantees) if such guarantee ranks pari passu or junior in right of payment to the Debentures (other than in the case of clauses (i), (ii) and (iii), (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, common stock of the Guarantor, (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) payments under the QUIPS Guarantee, (d) as a result of a reclassification of the Guarantor's capital stock solely into shares of one or more classes or series of the Guarantor's capital stock or the exchange or the conversion of one class or series of the Guarantor's capital stock for another class or series of the Guarantor's capital stock, (e) the purchase of fractional interests in shares of the Guarantor's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged and (f) purchases of the Guarantor's common stock in connection with the satisfaction by the Guarantor of its obligations (including purchases related to the issuance of such common stock or rights), under any of the Guarantor's benefit plans for its and its subsidiaries' directors, officers or employees or any of the Guarantor's dividend reinvestment plans) if at such time (x) a Guarantee Event of Default (as defined in the QUIPS Guarantee Agreement) or an Event of Default (as defined in the Indenture) shall have occurred and be continuing, (y) if such Debentures are held by the Property Trustee, the Guarantor shall be in default with respect to its payment of any obligations under the QUIPS Guarantee or (z) the Guarantor shall have given notice of its election of the exercise of its right to extend the interest payment period pursuant to Section 3.01(b)(6) of the Indenture and any such extension shall have commenced and not yet terminated.

          SECTION 3.02. Subordination. (a) This Common Trust Securities Guarantee will constitute an unsecured obligation of the Guarantor and will rank subordinate and junior in right of payment to all present and future Senior Indebtedness (as defined in the Indenture), to the same extent and in the same manner that the Debentures are subordinated to all present and future Senior Indebtedness pursuant to the Indenture, it being understood that the terms of
Article XII of the Indenture shall apply to the obligations of the Guarantor under this Common Trust Securities Guarantee as if (x) such Article XII were set forth herein in full and (y) such obligations were substituted for the term "Securities" appearing in such Article XII, and pari passu with the Debentures and Other Debentures.

          (b) If an Event of Default has occurred and is continuing, the rights of Holders of the Common Trust Securities of the Issuer to receive payments under this Common Trust Securities Guarantee are subordinated to the rights of holders of QUIPS to receive Guarantee Payments.


                                    ARTICLE IV

                                   TERMINATION

          SECTION 4.01. Termination. This Common Trust Securities Guarantee shall terminate and be of no further force and effect (i) upon full payment of the Final Redemption Price of all Common Trust Securities, (ii) at such other time when there are no longer any QUIPS outstanding (iii) at any such other time when there are no longer any Common Trust Securities outstanding. Notwithstanding the foregoing, this Common Trust Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any Holder of the Common Trust Securities must restore payment of any sums paid under the Common Trust Securities or under this Common Trust Securities Guarantee.


                                    ARTICLE V

                                  MISCELLANEOUS

          SECTION 5.01. Successors and Assigns. All guarantees and agreements contained in this Common Trust Securities Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of the Common Trust Securities then outstanding. Except in connection with a consolidation, merger or sale involving the Guarantor or a conveyance, transfer or lease of the Guarantor's properties that is permitted under Article Seven of the Indenture and pursuant to which the successor or assignee agrees in writing to perform the Guarantor's obligations hereunder, the Guarantor shall not assign its obligations hereunder, and any purported assignment other than in accordance with this provision shall be void.

          SECTION 5.02. Amendments. Except with respect to any changes that do not adversely affect the rights of Holders in any material respect (in which case no consent of Holders will be required), this Common Trust Securities Guarantee Agreement may be amended only with the prior approval of the Holders of not less than a Majority in liquidation amount of the outstanding Common Trust Securities. The provisions of the Declaration concerning meetings of Holders shall apply to the giving of such approval.

          SECTION 5.03. Notices. Any notice, request or other communication required or permitted to be given hereunder shall be in writing, duly signed by the party giving such notice, and delivered, telecopied or mailed by first class mail as follows:

          (a) if given to the Guarantor, to the address or telecopy number set forth below or such other address as the Guarantor may give notice of to the Holders:

          AmerUs Life Holdings, Inc.
          418 Sixth Avenue
          Des Moines, Iowa  50309-2407

          Facsimile No:  (515) 283-3402
          Attention:  Secretary

          (b) if given to the Issuer, at the address or telecopy number set forth below or such other address as the Issuer may give notice of to the
     Holders:

          AmerUs Capital II
          c/o AmerUs Life Holdings, Inc.
          418 Sixth Avenue
          Des Moines, Iowa  50309-2407

          Facsimile No:  (515) 283-3402
          Attention:  Administrative Trustee

               with copy to:

          First Union National Bank
          230 Tyron Street, 9th Floor
          Charlotte, NC  28288-1153

          Facsimile No:  (704) 383-7316
          Attention:  Corporate Trust Administration

          (c) if given to any Holder of Capital Securities, at the address set forth on the books and records of the Issuer.

          All notices hereunder shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

          SECTION 5.04. Benefit. This Common Trust Securities Guarantee Agreement is solely for the benefit of the Holders, and is not separately transferable from the Common Trust Securities.

          SECTION 5.05. Interpretation. In this Common Trust Securities Guarantee Agreement, unless the context otherwise requires:

          (a) Capitalized terms used in this Common Trust Securities Guarantee Agreement but not defined in the preamble hereto have the respective meanings assigned to them in Section 1.01 unless otherwise indicated;

          (b) a term defined anywhere in this Common Trust Securities Guarantee Agreement has the same meaning throughout;

          (c) all references to "the Common Trust Securities Guarantee Agreement" or "this Common Trust Securities Guarantee Agreement" are to this Common Trust Securities Guarantee Agreement as modified, supplemented or amended from time to time;

          (d) all references in this Common Trust Securities Guarantee Agreement to Articles and Sections are to Articles and Sections of this Common Trust Securities Guarantee Agreement unless otherwise specified;

          (e) a reference to the singular includes the plural and vice versa;
     and

          (f) the masculine, feminine or neuter genders used herein shall include the masculine, feminine and neuter genders.

          SECTION 5.06. Governing Law. THIS COMMON TRUST SECURITIES GUARANTEE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICTS OF LAWS PROVISIONS.

          SECTION 5.07. Counterparts. This Common Trust Securities Guarantee Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

        THIS Common Trust Securities Guarantee Agreement is executed as of the day and year first above written.


                                   AMERUS LIFE HOLDINGS, INC.

                                        /s/ Roger K. Brooks
                                   By:  --------------------------------
                                        Name:  Roger K. Brooks
                                        Title:  Chairman, President and
                                                Chief Executive Officer